Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”) effective as of March 26, 2021 (“Effective Date”), is entered into by and between Tarsus Pharmaceuticals, Inc. (“Tarsus”), a Delaware Corporation, with offices at 15440 Laguna Canyon Rd., Suite 160, Irvine, CA 92618, and LianBio Ophthalmology Limited, a Hong Kong entity (“Lian”), with offices at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong. Tarsus and Lian may each be referred to as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Tarsus owns or controls certain intellectual property assets, including, but not limited to, Patents, proprietary know-how, and scientific and technical information relating to the Compound (defined below);

WHEREAS, Lian possesses expertise and resources relating to the development, manufacture and commercialization of pharmaceutical products and wishes to obtain a license under Tarsus’s Patents, proprietary know-how and scientific and technical information relating to the Compound to develop, manufacture and commercialize certain products for certain countries;

WHEREAS, Tarsus and Lian desire to enter into a collaboration for the development and commercialization of such products as set forth in this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have executed a separate Warrant Agreement of even date herewith (“Warrant”) pursuant to which Lian shall issue the Warrant to Tarsus.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, Tarsus and Lian, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Acquirer IP” means all Know-How and Patents Controlled by an Acquiring Organization of Tarsus, except for: (a) Know-How and Patents that are included in the definitions of Licensed Know-How and Licensed Patents, respectively, immediately prior to the closing of the Acquisition of Tarsus; and (b) [***].

1.2 “Acquiring Organization” means the Acquiror (defined in Section 1.4) in an Acquisition (defined in Section 1.4), together with its Affiliates (other than the Target Entity and the Target Entity’s Affiliates immediately prior to the closing of the Acquisition).

1.3 “Acquiring Organization Competing Product Reduction” has the meaning assigned thereto in Section 3.3.

1.4 “Acquisition” of an entity (a “Target Entity”) means a transaction or series of related transactions pursuant to which an entity (an “Acquiror”) directly or indirectly (a) obtains ownership of more than fifty percent (50%) of the voting securities of such Target Entity, or (b) succeeds to substantially all the assets and business of such Target Entity (whether via merger, sale of assets, or otherwise). Notwithstanding the foregoing, any transaction or series of related transactions effected for the primary purpose of financing the operations of the applicable entity (including the issuance or sale of securities for financing purposes, whether through a private placement or a registered offering), or changing the form or jurisdiction of organization of such entity will not be deemed an Acquisition.

1.5 “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.6 “Adverse Event” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related.

1.7 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party, but only for so long as such control exists. For the purpose of this definition, “control” means, direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.8 “Aggregate Annual Net Sales” for a Calendar Year means the aggregate Net Sales of all of Lian, Lian Affiliates, and Sublicensees for all Licensed Products in all Regions within the Territory in such Calendar Year.

1.9 “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act and any other applicable anti-corruption or anti-bribery Laws, in each case as amended.

1.10 [***]

1.11 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York, United States are permitted or required to be closed.

1.12 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.13 “Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

1.14 “Claim” means any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

1.15 “Clinical Supply Agreement” has the meaning assigned thereto in Section 7.1.

1.16 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval or other human clinical trial, as applicable.

1.17 “CMO” or “Contract Manufacturing Organization” means a Third Party with which a Party has contracted to conduct manufacturing (including process development and scale-up) of the Licensed Products on behalf of such Party.

1.18 “Combination Product” means a Licensed Product(s) and Other Product(s) sold in combination for a single price, in the same package, including as a co-formulation, or under the same label.

1.19 “Commercial Milestone Event” has the meaning assigned thereto in Section 9.4.1.

1.20 “Commercial Milestone Payment” has the meaning assigned thereto in Section 9.4.1.

1.21 “Commercial Supply Agreement” has the meaning assigned thereto in Section 7.1.

1.22 “Commercialization,” “Commercialize” or “Commercializing” means engaging in any and all activities directed to pre-marketing, launching, marketing, promoting (including advertising and detailing), labeling, bidding and listing, distributing, offering for sale, selling, importing, having imported, exporting, having exported, providing customer service and support, post-marketing safety surveillance and reporting of a product, or other commercialization of a product, but not including Development or manufacturing activities.

1.23 “Commercialization Plan” has the meaning assigned thereto in Section 6.1.

1.24 “Commercially Reasonable Efforts” means [***].

1.25 “Commercially Selling” and its derivatives (e.g., “Commercially Sells”), in a Region means that a Party is selling a Licensed Product in such Region after receipt of Regulatory Approval for such Licensed Product in such Region.

1.26 “Competing Product” means any compound or product directed to the Field.

1.27 “Completion Date” has the meaning assigned thereto in Section 5.2.

1.28 “Compound” means Lotilaner.

1.29 “Confidential Information” has the meaning assigned thereto in Section 10.1.

1.30 “Control” or “Controlled” means, when used in reference to Know-How, Patents, or other Intellectual Property Rights, the legal authority or right (whether by ownership or license, other than a license granted pursuant to this Agreement) or the ability of a Person (or any of its Affiliates) to grant a license or sublicense of such Know-How, Patents, or other Intellectual Property Rights to the other Party as provided for herein without violating or breaching the terms of any agreement with any Third Party. Notwithstanding the foregoing, if, after the Effective Date, a Party or its Affiliates obtains the right to grant a license or sublicense with respect to any Patents, Know-How or other Intellectual Property Rights to the other Party as provided for herein only upon payment of compensation (including, milestones or royalties)

to a Third Party that would not have been payable had a license or sublicense not been granted or exercised under this Agreement (“Third Party Compensation”), then the first Party or its Affiliates will be deemed to have “Control” of the relevant Patents, Know-How or other Intellectual Property Rights, only if the other Party agrees to bear the cost of such Third Party Compensation (subject to any permitted reductions under Section 9.6.3.) The granting Party will promptly notify the other Party after becoming aware that any such license or sublicense could require the payment of any Third Party Compensation.

1.31 “Cover” or “Covering” means, as to a particular subject matter at issue and relevant Patent or individual claim in such Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making (including methods of making), using (including methods of use, such as methods of treatment), selling, offering for sale or importation of such subject matter would infringe such Patent or the individual claim of such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued Patent without modification.

1.32 “Development”, “Develop” or “Developing” means engaging in non-clinical, preclinical or clinical drug development activities, including test method development, stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-approval changes, life cycle management, quality assurance/quality control, statistical analysis, report writing, preclinical and clinical studies, regulatory filing submission and approval and regulatory affairs.

1.33 “Development Activities” means activities for the Development of Licensed Products in the Field and in the Territory.

1.34 “Development Milestone Event” has the meaning assigned thereto in Section 9.4.1.

1.35 “Development Milestone Payment” has the meaning assigned thereto in Section 9.4.1.

1.36 “Development Plan” means the comprehensive plan for the Development of Licensed Products for the purpose of obtaining Regulatory Approval for the Licensed Products in the Field in the Territory.

1.37 “Diligence Negotiation Failure Date” has the meaning assigned thereto in Section 3.2.

1.38 “Disclosing Party” has the meaning assigned thereto in Section 10.1.

1.39 “Elanco” means Elanco Tiergesundheit AG, a Swiss corporation.

1.40 “Elanco Agreement” means the License Agreement by and between Elanco and Tarsus, dated as of January 31, 2019 and amended as of September 3, 2020 and as further amended from time to time.

1.41 “Elanco Patents” means the Patents licensed to Tarsus under the Elanco Agreement.

1.42 “Eligible Global Study” means a Clinical Trial of a Licensed Product in the Field that is primarily intended to support the Development or Regulatory Approval of any Compound or Licensed Product inside and outside the Territory. For clarity, neither Saturn-1 nor Saturn-2 are an Eligible Global Study.

1.43 “Estimated Quarterly Net Sales” has the meaning assigned thereto in Section 9.7.

1.44 “Export Control Laws” means all applicable Laws relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.

1.45 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.46 “FDCA” means the Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

1.47 “Field” means the treatment of Demodex Blepharitis and, unless excluded in accordance with Section 2.2, Meibomian Gland Disease, in each case, in humans.

1.48 “First Commercial Sale” means the first transfer of commercial quantities of any Licensed Product for value to a Third Party by Lian or any of its Affiliates or any Sublicensees after receipt of Regulatory Approval.

1.49 “Force Majeure Event” has the meaning assigned thereto in Section 17.6.

1.50 “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product (or the Compound contained therein) supplied by or on behalf of Tarsus to Lian:

(a)

to the extent such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is manufactured by a CMO, the actual price charged to Tarsus for such CMO manufacturing and, to the extent applicable (and not the financial responsibility of Lian pursuant to the applicable delivery terms), delivering such Licensed Product, including the costs of raw materials, intermediates and components, reference materials or standards required for release testing, materials necessary to support stability studies (including methods, reference materials and consumables), drug substance and drug product manufacturing, quality assurance and stability testing, characterization testing, quality control, release testing of drug substance and drug product, quality assurance, batch record review and release of product, and storage; or

(b)

to the extent such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is manufactured by Tarsus or its Affiliate, the actual, fully burdened cost of such manufacturing, including the cost of raw materials, direct labor and benefits, and all other reasonable and customary manufacturing-related costs specifically identifiable to the manufacture of such Licensed Product (or the Compound contained therein), but excluding the costs of idle plant capacity reserved specifically for such Licensed Product (or the Compound contained therein) based on anticipated product volumes, failed lots, actual product inventory write-offs, factory, plant or equipment start-up or start-up amortization costs, scale-up expenses, and freight in/out and sales and excise taxes imposed thereon, customs and duty and charges levied by government authorities, and all costs of packaging. Such fully burdened costs will be calculated in accordance with the Accounting Standards.

1.51 “Generic Product” means a product containing the Compound.

1.52 “Good Manufacturing Practices” means, with respect to the United States, the minimum then-current good manufacturing practices for methods, facilities and controls to be used for the manufacture, processing, packing or holding of a drug to assure that it meets the requirements of the FDCA for safety and has the identity and strength and meets the quality and purity characteristics, specified in 21 C.F.R. Parts 210 and 211, as may be amended, and, with respect to any other country or jurisdiction, the equivalent regulations in such other country or jurisdiction.

1.53 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country or jurisdiction, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including the FDA and the NMPA.

1.54 [***]

1.55 “Indication Decision Date” means the date that is [***] days after the date Tarsus first provides Lian with the final clinical study report from a Phase II Clinical Trial for a Licensed Product for Meibomian Gland Disease.

1.56 “Infringement Claim” has the meaning assigned thereto in Section 14.2.3.

1.57 “Intellectual Property Rights” means any and all Patents, copyrights, trade secrets, sui generis database rights, Know-How, and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor) whether now known or hereafter existing.

1.58 “Inventions” has the meaning assigned thereto in Section 2.7.

1.59 “Joint Steering Committee” or “JSC” has the meaning assigned thereto in Section 4.1.

1.60 “Know-How” means any proprietary know-how, data, and information, including inventions (whether patentable or not), technology, discoveries, methods, techniques, and scientific information, medical information, all manufacturing, preclinical and clinical data, materials, samples, protocols, specifications, processes, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data and studies and procedures.

1.61 “knowledge” of a Party means the actual knowledge of the executive officers of such Party following due inquiry of the direct reports of such executive officers, but without requiring any other investigation (including any freedom to operate search).

1.62 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.63 “Lian” has the meaning assigned thereto in the Preamble.

1.64 “Lian Affiliate” means an Affiliate of Lian. For clarity and example, “Lian and Lian Affiliates” has the same meaning as “Lian and its Affiliates” and “Lian or Lian Affiliates” has the same meaning as “Lian or its Affiliates.”

1.65 “Lian Obligation” has the meaning set forth in Section 17.1.

1.66 “LianBio” means LianBio, an exempted company organized and existing under the laws of Cayman Islands.

1.67 “Lian Ophthalmology” means LianBio Ophthalmology, an exempted company organized under the laws of the Cayman Islands.

1.68 “License” shall have the meaning assigned thereto in Section 2.1.1.

1.69 “Licensed IP” means the Licensed Patents and Licensed Know-How.

1.70 “Licensed Know-How” means all Know-How Controlled by Tarsus or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Licensed Product. Notwithstanding the foregoing, Licensed Know-How excludes: (a) all Know-How that relates to any active therapeutic ingredient (or product containing such active therapeutic ingredient) other than the Compound and does not relate to the Compound; and (b) [***].

1.71 “Licensed Patents” means all Patents that: (a) Cover any Licensed Know-How, or (b) are otherwise necessary to make, use, sell, offer to sell, or import any Licensed Product, in each case of (a) or (b), that are Controlled by Tarsus or any of its Affiliates as of the Effective Date or during the Term. Notwithstanding the foregoing, Licensed Patents exclude: (i) all Patents that both: (A) Cover any active therapeutic ingredient (or product containing such active therapeutic ingredient) other than the Compound or any use thereof; and (B) do not Cover the Compound or any use thereof; and (ii) [***]. The Licensed Patents existing as of the Effective Date are set forth on Schedule 1.71 attached hereto.

1.72 “Licensed Products” means any eyedrop product containing the Compound, including as part of any combination.

1.73 “Manufacturing Technology” means, with respect to a Licensed Product, all Licensed Know-How necessary to manufacture such Licensed Product.

1.74 “Manufacturing Transfer Commencement” has the meaning assigned thereto in Section 7.3.1.

1.75 “Materially Failed to Supply Licensed Products” means, on at least two separate occasions in a given Calendar Year, Tarsus has failed to supply or cause to be supplied to Lian (other than as caused by a Force Majeure Event) those quantities of Licensed Product forecasted and ordered in accordance with the terms of the applicable Supply Agreement, and the cumulative shortfall of Licensed Product for such Calendar Year attributable to such failures is at least [***] of the aggregate amount so forecast to (or, if greater, ordered from) Tarsus for delivery in such Calendar Year. For all purposes of this definition, Licensed Product delivered within [***] days of the applicable delivery date shall not be deemed Licensed Product that Tarsus has failed to supply or cause to be supplied.

1.76 “NDA” means a new drug application submitted to the FDA for purposes of obtaining Regulatory Approval for a new drug in the United States or any foreign equivalent filed with the applicable Regulatory Authority in other countries or regulatory jurisdictions in the Territory, as applicable.

1.77 “Net Sales” means, with respect to a Licensed Product and a Region, the gross amount invoiced by Lian or its Affiliates or any Sublicensee to unrelated Third Parties, for the sale of such Licensed Product in the Territory during the Royalty Term in the Region of sale, less the following items applied consistent with U.S. Generally Accepted Accounting Principles (collectively, “Permitted Deductions”):

(i)	Trade, quantity and cash discounts allowed;

(ii)	Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(iii)	Licensed Product returns and allowances;

(iv)	That portion of the sales value associated with drug delivery systems, where applicable;

(v)	Any tax imposed on the production, sale, delivery or use of the Licensed Product, including sales, use, excise or value added taxes;

(vi)	Wholesaler inventory management fees;

(vii)	Allowance for distribution expenses; and

(viii)	Any other similar and customary deductions which are in accordance with GAAP.

With respect to Combination Products, if Licensed Products are sold in the form of Combination Products containing one or more Other Products, then Net Sales for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of a Licensed Product as the only active therapeutic ingredient if sold separately, and B is the total invoice price of any Other Products in such Combination Product, as the only active therapeutic ingredient if sold separately. If the Other Products in the Combination Product are not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of the Licensed Product as the only active therapeutic ingredient, if sold separately, and C is the invoice price of the Combination Product. If neither such Licensed Product nor the other active therapeutic ingredient(s) of the Combination Product is sold separately, Net Sales for the purposes of determining royalties of the Combination Product shall be determined by the Parties in good faith based on the relative value of the Licensed Product and the additional active therapeutic ingredients that are included in the Combination Product (an “Unprecedented Combination Product”). Neither Lian, its Affiliates nor any Sublicensees shall sell any Unprecedented Combination Product until the Parties have made the determination required by the previous sentence.

The amounts of Net Sales shall be determined from the books and records of Lian or its Affiliates or any Sublicensee maintained in accordance with U.S. Generally Accepted Accounting Principles consistently applied. Lian further agrees in determining such amounts, it will use Lian’s then current standard procedures and methodology, including Lian’s then current standard exchange rate methodology, utilizing a reputable source such as the Wall Street Journal or Reuters, for the translation of foreign currency sales into U.S. Dollars. For purposes of determining Net Sales, (i) sales of a Licensed Product shall not include transfers, uses or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, and (ii) sales between or among Lian, its Affiliates and any Sublicensees for re-sale shall be excluded from the computation of Net Sales, but subsequent sales by Lian or its Affiliates or any Sublicensee to Third Parties shall be included in the computation of Net Sales.

1.78 “NMPA” means the National Medical Product Administration, formerly known as the China Food and Drug Administration, and any successor agency thereto.

1.79 “Other Product” means a product containing or comprising an active therapeutic ingredient other than the Compound, consisting of a separate and distinct molecular entity having a clearly defined therapeutic activity other than as an adjuvant, bio-availability enhancer, formulation excipient, stabilizer, antioxidant, device, carrier or the like.

1.80 “Party” or “Parties” has the meaning assigned thereto in the first paragraph of this Agreement.

1.81 “Patents” means: (a) all original (priority establishing) patent applications claiming one or more inventions filed anywhere in the world, including provisionals and nonprovisionals; and (b) any patent or patent application that claims, or is entitled to claim, direct or indirect priority to the patent applications described in clause (a), including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.82 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the Laws of any jurisdiction.

1.83 “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients or that otherwise meets the requirements described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States.

1.84 “Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy of a Licensed Product in patients being studied or that otherwise meets the requirements described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States.

1.85 “Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more indications in order to obtain Regulatory Approval of such Licensed Product for such indication(s) or that otherwise meets the requirements described in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the United States.

1.86 “Post-Acquisition Clinical Product” means a Licensed Product that is the focus of a Phase II Clinical Trial or Phase III Clinical Trial in the Field after the closing of an Acquisition of Tarsus, and conducted by Tarsus, its Affiliates, or their licensee.

1.87 “Product Materials” has the meaning assigned thereto in Section 16.7.2.

1.88 “Prosecution” or “Prosecute” means, with respect to a particular Patent, all activities associated with the preparation, filing, defense, prosecution and maintenance of such Patent, as well as supplemental examinations, re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent.

1.89 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.90 “Regulatory Approval” means in a particular country or jurisdiction means all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other governmental entity that are necessary for the marketing and sale of a Licensed Product in a country or jurisdiction.

1.91 “Regulatory Authority” means a federal, national, multinational or other regulatory agency or governmental entity involved in the granting of Regulatory Approval for a pharmaceutical product in a country or jurisdiction (e.g., the FDA and the NMPA).

1.92 “Regulatory Exclusivity” means, with respect to a Licensed Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to such Licensed Product, other than Patent Rights, that prohibits a Third Party from (a) relying on data generated by or on behalf of the Parties with respect to such Licensed Product in an application for Regulatory Approval, or (b) commercializing a Generic Product of such Licensed Product (for example, any Data Exclusivity rules released by the NMPA).

1.93 “Regulatory Filings” means any written application, submission, notice or other filing made to an applicable Regulatory Authority in the Territory: (a) seeking approval for the commercial manufacture, use, storage, import, export, transport, distribution, marketing or sale of a Licensed Product, including any Regulatory Approval; or (b) that is required to be filed with the applicable Regulatory Authority before beginning clinical testing of a Licensed Product in human subjects, including any successor application or procedure, non-U.S. equivalents to any of the foregoing and all supplements and amendments that may be filed with respect to any of the foregoing; such as NDA, sNDA and any equivalent thereof in the United States or any other country or jurisdiction in the world.

1.94 “Region” has the meaning assigned thereto in Section 1.108.

1.95 “Residual Knowledge” has the meaning assigned thereto in Section 10.5.

1.96 “Royalty Term” has the meaning assigned thereto in Section 9.6.2.

1.97 “Saturn-1” means a Tarsus United States randomized, controlled, multicenter, double-masked, parallel pivotal Clinical Trial, currently in progress, to compare the safety and efficacy of a Licensed Product to vehicle control for the treatment of Demodex Blepharitis, registered at clinicaltrials.gov as “Safety and Efficacy of TP-03 for the Treatment of Demodex Blepharitis (Saturn-1)” (https://clinicaltrials.gov/ct2/show/NCT04475432).

1.98 “Saturn-2” means a Tarsus United States randomized, controlled, multicenter, double-masked, parallel pivotal Clinical Trial, other than Saturn-1, to compare the safety and efficacy of a Licensed Product to vehicle control for the treatment of Demodex Blepharitis.

1.99 “Second Payment” has the meaning assigned thereto in Section 9.2.

1.100 “Senior Officers” means the CEO of Tarsus and the CEO of Lian.

1.101 “Sublicensee” means a Third Party sublicensee to whom Lian or its Affiliates grants rights under this Agreement or any subsequent sublicensee through multiple-tiers.

1.102 “Supply Agreement” means either a Clinical Supply Agreement or a Commercial Supply Agreement, each shall have the meaning assigned thereto in Section 7.1.

1.103 “Tarsus” has the meaning assigned thereto in the Preamble.

1.104 “Tarsus Development Plan” has the meaning assigned thereto in Section 5.4.

1.105 “Tarsus Global Licensed Product Trademark” has the meaning assigned thereto in Section 2.8.

1.106 “Taxes” has the meaning assigned thereto in Section 9.9.1.

1.107 “Term” has the meaning assigned thereto in Section 16.1.

1.108 “Territory” means the People’s Republic of China (“PRC”), Hong Kong, Macau, and Taiwan (each a “Region” within the Territory).

1.109 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.110 “Third Party Compensation” has the meaning assigned thereto in Section 1.30.

1.111 “Transition Period” has the meaning assigned thereto in Section 7.3.1.

1.112 “Two-Invoice Policy” means the policy described in “the Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially released on 9 January 2017 and in any other applicable Laws that mandates public hospitals or any other purchaser of drugs in mainland China to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

1.113 “United States” means the United States of America and its territories and possessions.

1.114 “Upfront Payment” has the meaning assigned thereto in Section 9.1.

1.115 “Valid Claim” means a claim of: (a) of any issued, unexpired patent within the Licensed Patents that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) of any patent application within the Licensed Patents that has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction or has not been pending or filed more than [***] years from the earliest possible priority date for said application, provided that if such claim is later issued, it will from the issuance date forward, be deemed to be a Valid Claim, subject to clause (a) of this Section 1.115.

2. LICENSE GRANTS, OWNERSHIP.

2.1 License Grant.

2.1.1 Subject to the terms and conditions of this Agreement, Tarsus grants to Lian (a) an exclusive license under the Licensed Know-How and, and to the extent held in the Territory, the Licensed Patents, to Develop, Commercialize, make (in accordance with Article 7), have made (in accordance with Article 7), use, offer for sale, sell and import Licensed Products in the Field and in the Territory only for sale and use in the Field and in the Territory; and (b) a non-exclusive license, under the Licensed IP, to make (in accordance with Article 7) and have made (in accordance with Article 7), but not to Commercialize, the Licensed Products outside the Territory for exploitation in the Field and in the Territory ((a) and (b), collectively, the “License”). The License shall be non-transferable (except as expressly set forth in Section 17.10). Lian shall not (and shall not permit its Affiliates or any Sublicensees to) Develop or Commercialize Licensed Products outside the Field or outside the Territory.

2.1.2 The exclusivity granted under the License under Licensed Know-How in Section 2.1.1(a) means only that: [***].

2.1.3 For clarity: (a) if Licensed Know-How relates to both the Compound and any other active therapeutic ingredient, then the License granted to Lian with respect to the Licensed Know-How excludes any right with respect to any other active therapeutic ingredient; and (b) if any Licensed Patent Covers both the Compound (or any use thereof) and any other active therapeutic ingredient (or any use thereof), then the License granted to Lian with respect to such Licensed Patent excludes any right with respect to such other active therapeutic ingredient (or any use thereof).

2.2 Field. Lian may, in its sole discretion, exclude Meibomian Gland Disease from the Field by notifying Tarsus of such exclusion prior to the Indication Decision Date (“Exclusion Indication Notice”). For clarity, Lian cannot exclude Meibomian Gland Disease from the Field after the Indication Decision Date. If Lian provides the Exclusion Indication Notice prior to the Indication Decision Date, then for all purposes of this Agreement, (including the License and the definition of Competing Product), the Field shall exclude the treatment of Meibomian Gland Disease. This exclusion shall be permanent and apply on a prospective basis after Tarsus’s receipt of the corresponding Exclusion Indication Notice.

2.3 Sublicenses. Lian shall have the right to grant sublicenses of the rights granted to Lian under the License to its Affiliates or Third Parties without consent of Tarsus; provided that (a) each such sublicense is subordinate to and consistent with the terms and conditions of this Agreement, and (b) each Sublicensee agrees to be bound by all terms of this Agreement applicable to such Sublicensee in the same manner as Lian is bound (including, to the extent applicable, Sections 2.3, 2.5, 2.6, 2.7, 3.1, 4.3, 5.2, 5.6, 7.1 (the last sentence), 9.10, 13.1, 14.2.1, and 14.2.5, and Articles 6, 8, 10, and 15). Lian shall remain responsible for its Affiliates’ and each Sublicensee’s compliance with all obligations under this Agreement applicable to such Affiliates or Sublicensees. Upon the termination of this Agreement, at the written request of any Sublicensee who is not then in breach of its sublicense agreement, Tarsus will discuss in good faith with such Sublicensee whether to enter into a direct license agreement with such Sublicensee. No grant of any sublicense to a Third Party or any Lian Affiliate shall relieve Lian of its obligations hereunder.

2.4 Transfer of Licensed Know-How. Promptly following the Effective Date, Tarsus shall provide to Lian copies of all material Licensed Know-How (other than Manufacturing Technology), including documentation and reports within the Licensed Know-How from Clinical Trials and preclinical studies for the Licensed Product that have been obtained by Tarsus, and any other Licensed Know-How reasonably requested by Lian. Upon Lian’s request (no more than once in any [***] period), Tarsus shall provide to Lian the Licensed Know-How (other than Manufacturing Technology) reasonably requested by Lian that has not previously been provided to Lian hereunder.

2.5 Approval of Licensed Product. Lian shall not Develop, Commercialize, make, have made, use, offer for sale, sell, market, promote or import any Licensed Product (including, any combination thereof) other than those Licensed Products (including, any combination thereof) approved by Tarsus in writing, such approval not to be unreasonably withheld. For clarity, the foregoing restriction on Lian and approval rights of Tarsus apply to the Develop, Commercialize, making, having made, use, offering to sell, selling, marketing, promoting and importing of any combination of a Licensed Product and any other product. Without limiting the reasons that Tarsus may withhold approval, if Lian proposes to Develop, Commercialize, make, have made, use, offer to sell, sell, market, promote, or import a Licensed Product as (or as part of) such combination, then it will be deemed reasonable for Tarsus to withhold its approval of such Licensed Product or combination thereof if: (a) Tarsus uses reasonable efforts to negotiate with Elanco to add customary allocations for combination products in the definition of net sales in the Elanco Agreement with respect to such Licensed Product or combination thereof; (b) Elanco does not agreed to such additions; and (c) Lian does not agree to waive the application of the customary allocations for Combination Products in the definition of Net Sales for such Licensed Product or combination thereof.

2.6 Elanco Agreement. The License shall be subject to the terms under the Elanco Agreement set forth on Schedule 2.6; provided that Tarsus shall be responsible for any and all amounts payable to Elanco under the Elanco Agreement resulting from the execution of, and activities of Lian in the Field and in the Territory under, this Agreement or any Supply Agreement.

2.7 Inventions. Ownership of intellectual property first discovered, or invented through the activities of one or more Parties in the performance of activities (including, all Development and manufacturing of the Licensed Product conducted by or for Lian, its Affiliates or any Sublicensees) under this Agreement (“Inventions”) will follow inventorship as determined in accordance with United States patent laws for determining inventorship, irrespective of whether such intellectual property is patentable or incorporated into a patent application. Lian and its Affiliates hereby grants to Tarsus a non-exclusive, sublicenseable (through multiple tiers), royalty-free, fully paid-up, transferable, perpetual license, under any Inventions (and all Intellectual Property Rights therein) created by or on behalf of Lian, its Affiliates, or any Sublicensees, to Develop, manufacture, or Commercialize the Compound or any product containing the Compound; provided, however, that such license does not include the right to, sell and have sold Licensed Products in the Territory until after the effective date of termination or expiration of this Agreement. Lian shall not (and shall ensure that neither its Affiliates nor any Sublicensees) license any Invention to any Third Party with respect to any Competing Product.

2.8 Trademark. Lian may brand the Licensed Products in the Territory using a trade name that Tarsus selects to brand the Licensed Products outside of the Territory (the “Tarsus Global Licensed Product Trademark”). If Lian elects to market the Licensed Products within the Territory under a separate brand name than the Tarsus Global Licensed Product Trademark (including a localized version of the Tarsus Global Licensed Product Trademark), then Lian shall provide such alternative brand name for the Licensed Products within the Territory to the JSC for review and approval.

2.9 No Implied Rights; Retained Rights. Nothing contained in this Agreement confers or will be construed to confer any rights by implication, estoppel or otherwise under any Intellectual Property Rights, other than the rights expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to such Party. Notwithstanding anything to the contrary set forth in this

Agreement, Lian’s License under (and any exclusivity with respect to) Licensed Know-How shall not in any way restrict Tarsus and its Affiliates from (a) using, disclosing to any Third Party, or granting any Third Party the right to use Licensed Know-How for any purpose other than to Develop, Commercialize, make, have made, use, offer for sale, sell and import the Licensed Products in the Field and in the Territory for sale and use in the Field and in the Territory, or (b) performing Tarsus’s obligations or exercising Tarsus’s rights under this Agreement.

3. EXCLUSIVITY.

3.1 Exclusivity. During the Term, except for the Compound and Licensed Products being Developed, manufactured, or Commercialized by Lian, Lian Affiliates, and Sublicensees, neither Tarsus or its Affiliates, nor Lian or its Affiliates will (by itself or with or through an Affiliate or a Third Party, directly or indirectly) Develop, make, have made, use, sell, offer for sale, import, or Commercialize in the Territory any Competing Product. For all purposes of this Section 3.1, Affiliates of a Party shall not be deemed to include (and the foregoing shall not restrict) an Acquiring Organization after an Acquisition of such Party. The foregoing does not restrict Tarsus, or any of its Affiliates, or any of its or their sublicensees from making (or having made) a Licensed Product in the Territory solely for use outside the Territory.

3.2 Acquisition of Lian. Tarsus may terminate this Agreement immediately upon notice to Lian at any time after (i) an Acquisition of Lian Ophthalmology or Lian that includes the assets relating to this Agreement (including an Acquisition of LianBio), or (ii) the sale of all or substantially all the assets relating to this Agreement in a transaction or series of related transactions, if both:

[***].

3.3 Acquisition of Tarsus. After (a) an Acquisition of Tarsus, or (b) the sale of all or substantially all the assets of Tarsus relating to this Agreement in a transaction or series of related transactions, in either case ((a) or (b)), Lian may reduce its obligation to pay Tarsus future royalties on Net Sales of Licensed Products in the Territory to the amount of the royalty Tarsus must pay Elanco under the Elanco Agreement for such Net Sales (if any) if the Acquiring Organization of Tarsus under sub-clause (a), or the purchaser of the applicable assets under sub-clause (b), at any time after [***] days following the closing of such transaction Commercially Sells a Competing Product for the treatment of Demodex Blepharitis in the Territory (an “Acquiring Organization Competing Product Reduction” for the Territory). The foregoing Acquiring Organization Competing Product Reduction shall only apply with respect to Calendar Quarters in which the Acquiring Organization of Tarsus under sub-clause (a) or the purchaser of the applicable assets under sub-clause (b) Commercially Sells a Competing Product in the Territory. For clarity, Lian may not reduce any royalties in any Calendar Quarter in which the Acquiring Organization does not Commercially Sell a Competing Product in the Territory. Additionally, Net Sales in each Calendar Quarter for which an Acquiring Organization Competing Product Reduction applies shall not be counted for the purposes of determining whether Lian must pay Tarsus further Commercial Milestone Payments (defined in Section 9.4.1). However, if Lian makes an Acquiring Organization Competing Product Reduction in the Territory, then, for each Calendar Year in which (i) Lian does not pay Tarsus a Commercial Milestone Payment, (ii) Tarsus is required under the Elanco Agreement to pay Elanco a milestone payment based on Net Sales of products in a Calendar Year, and (iii) Tarsus would not have been required to pay such milestone payment in such Calendar Year if not for the sales of Licensed Products by Lian, Lian Affiliates, and Sublicensees in the Territory in such Calendar Year, Lian shall pay Tarsus an amount equal to the product of such milestone payment to Elanco multiplied by the fraction A/B, where “A” is the Net Sales of Lian, Lian Affiliates, and Sublicensees of Licensed Products in the Territory in such Calendar Year, and “B” is the total worldwide net sales of products counted towards such milestone payment to Elanco in such Calendar Year.

4. JOINT STEERING COMMITTEE.

4.1 General. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) consisting of two (2) representatives from each Party. Each Party’s representatives on the JSC shall be of the seniority, experience, and decision-making authority appropriate in light of the functions, responsibilities and authority of the JSC. Each Party may replace its representatives on the JSC at any time by providing notice in writing to the other Party. If agreed by the Parties, the JSC may form subcommittees or working groups as may be necessary or desirable to facilitate the activities under this Agreement. The JSC shall serve as a forum for communication with regards to (a) the overall state of the alliance, (b) progress of Lian’s and Tarsus’s Development and Commercialization activities for the Licensed Products in their respective territories; (c) overseeing, guiding, and monitoring the Development (including the conducting of Clinical Trials) and Regulatory Approval efforts by Lian for the Licensed Products in the Field in the Territory by (i) reviewing and discussing the progress of the Development Activities, including any significant difficulties encountered or anticipated to be encountered in connection therewith, and (ii) reviewing and approving any amendments to the then-current Development Plan; (d) reviewing the Commercialization Plan and updates thereto; and (e) Eligible Global Studies.

4.2 JSC Decision-Making. The Parties acknowledge that one goal of the JSC’s efforts will be to harmonize Development and Commercialization of the Licensed Products in the Territory with the Development and Commercialization of the same or other Licensed Products outside the Territory in the Field. The JSC shall meet on a [***] basis. JSC decisions shall be made by consensus, with each Party having a single vote regardless of the number of the representatives of such Party. Any disputes among representatives at the JSC will be resolved by escalation to appropriate Senior Officers of Lian and Tarsus. To the extent the Senior Officers cannot reach agreement on the matter at hand within [***] days after the dispute matter is brought to them, then the following will apply:

4.2.1 Subject to Section 2.5 and except with respect to Tarsus’s exercise of its retained rights to make and have made Licensed Products inside the Territory for exploitation outside the Territory or Field, Lian shall have final decision-making authority with respect to: (a) [***], and (b) [***], except (in each case of sub-clause (a) and (b)) for any matter covered under Section 4.2.2 or Section 4.2.3 below.

4.2.2 Tarsus shall have final decision-making authority with respect to: (a) [***], and (b) [***].

4.2.3 Notwithstanding anything to the contrary, and except with respect to Lian’s exercise of its rights under sub-clause (b) of Section 2.1.1, Tarsus shall have final decision-making authority over all (and neither the JSC nor Lian shall have any authority regarding any) matters relating to the Development, Commercialization or other exploitation of the Compound, Licensed Products, or other products containing a Compound outside the Territory.

4.3 Licensed Product Development.

4.3.1 Lian shall: (a) notify Tarsus prior to preparing the first draft of any protocol for a Clinical Trial involving a Licensed Product; (b) provide Tarsus with copies of each proposed protocol for such Clinical Trial; and (c) consider Tarsus’s comments with respect to such Clinical Trial.

4.3.2 Without the approval of the JSC, Lian shall not undertake any Development efforts (including conducting any preclinical studies or Clinical Trials) that are inconsistent with the then-current Development Plan, as approved by the JSC, for any Licensed Product.

5. DEVELOPMENT OF PRODUCTS.

5.1 Approval of Development Plan; Annual Updates. The initial Development Plan is set forth in Exhibit A hereto. Lian shall provide the JSC with updates to the Development Plan prior to January 1 of each Calendar Year in which Lian anticipates conducting Development Activities.

5.2 Lian Responsibilities. Lian shall use Commercially Reasonable Efforts to Develop Licensed Products in the Field in the Territory (and, in particular, in the PRC), including by performing Development Activities assigned to Lian in accordance with the Development Plan and strategy for Regulatory Approval of the Licensed Products solely in the Territory. Lian will be responsible for its costs and expenses incurred in performing Development Activities in the Territory. Without limiting the foregoing, [***].

Milestone	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.3 Extension of Development Milestones.

5.3.1 Lian may extend the [***] Milestone by an additional [***] months by paying Tarsus USD $[***] . Such payment shall be credited against the amount payable for Development Milestone Payment (iv) set forth in Section 9.4.1 if such Development Milestone Payment becomes due.

5.3.2 Lian may extend the [***] Milestone by an additional [***] months by paying Tarsus USD $[***] . Such payment shall be credited against the amount payable for Development Milestone Payment (v) set forth in Section 9.4.1 if such Development Milestone payment becomes due.

5.4 Tarsus Development. Tarsus will use Commercially Reasonable Efforts to complete the Saturn-1 Clinical Trial and Saturn-2 Clinical Trial. An initial plan for Tarsus’s Development activities to be conducted outside of the Territory, including the Saturn-1 Clinical Trial and Saturn-2 Clinical Trial, is attached hereto as Exhibit B (the “Tarsus Development Plan”).

5.5 Global Study Notice. At each quarterly meeting of the JSC prior to receipt of the first Regulatory Approval of a Licensed Product in the Field in the Territory, Tarsus will communicate to Lian any Eligible Global Study that Tarsus is then planning to conduct or has conducted in the past quarter. If it is reasonably possible for Lian to participate in such Eligible Global Study, then Lian may, in its sole discretion, provide Tarsus with a plan for its potential participation in such Eligible Global Study, including its share of all costs and expenses of such Eligible Global Study that directly relate to the Territory and the proposed Regions (and sub-regions) in the Territory where the clinical sites for such Eligible Global Study will be located (the “Eligible Global Study Proposal”). Tarsus will consider the Eligible Global Study Proposal in good faith. Notwithstanding the foregoing, Tarsus has no obligation to involve Lian in any Eligible Global Study in any way, and may (a) commence any Eligible Global Study at any time in its sole discretion, or (b) include or exclude Lian from such Eligible Global Study in its sole discretion.

5.6 Reports and Records.

5.6.1 Lian shall keep Tarsus informed of its activities under the Development Plan through summary updates to be provided to the JSC at each regularly-scheduled meeting of the JSC. Tarsus shall keep Lian informed of its ongoing material Development activities under the Tarsus Development Plan through summary updates to be provided to the JSC at each regularly-scheduled JSC meeting.

5.6.2 During the Term and for [***] years thereafter, Lian shall maintain records of all Development Activities (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of Lian in the performance of the Development Plan or otherwise in connection with Development Activities. Tarsus and Lian will provide each other with all reports, records, data and other information that result from Development Activities conducted by it, its respective Affiliates or any Sublicensees in its respective territory.

6. COMMERCIALIZATION.

6.1 Commercialization Plan. No later than [***] months prior to Lian’s estimated date of Regulatory Approval in the Territory, Lian shall provide Tarsus with a written plan for the Commercialization of Licensed Products in the Field in the Territory (the “Commercialization Plan”), including a corresponding budget, which shall include reasonable detail regarding the activities Lian expects to undertake, and the amounts it expects to expend in connection with such activities, in each case, over the [***] year period immediately following receipt of the first Regulatory Approval in the Territory. The Commercialization Plan shall be updated annually. Lian shall provide the JSC with a reasonable opportunity to review and comments on the initial Commercialization Plan and each update thereto, and Lian shall consider all such comments in good faith. Lian shall have the sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Field in the Territory in accordance with the Commercialization Plan and otherwise as expressly provided under this Agreement.

6.2 Diligence. Lian shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Territory (and in particular, in the PRC) after achieving Regulatory Approval therefor.

6.3 Progress Report. On a Licensed Product-by-Licensed Product basis for each of Meibomian Gland Disease and Demodex Blepharitis, following the receipt of Regulatory Approval in a Region in the Territory, Lian shall provide to the JSC at each of its regularly-scheduled meetings during such period a written report summarizing Lian’s progress in the Commercialization of such Licensed Product in such Region for the relevant indication or otherwise in the Field.

6.4 Samples and Labeling.

6.4.1 Markings. Lian shall, and shall require its Affiliates and any Sublicensees to, mark all Licensed Products and all associated packaging and documentation with the appropriate marking and notices associated with the applicable Licensed Patents in accordance with the applicable Laws of each country or jurisdiction in which such Licensed Products are manufactured, used or sold.

6.4.2 Statements Consistent with Labeling. Lian shall ensure that its employees, independent contractors and other agents market and sell Licensed Products consistent with the requirements of all applicable Laws in the applicable Region in the Territory. Lian shall ensure that all Licensed Products are labeled and distributed in accordance with applicable Law in the applicable Region in the Territory.

6.5 Two-Invoice Policy. The Parties agree that in the event that Tarsus is the holder of the Regulatory Approval for a Licensed Product in the PRC and, under the Two-Invoice Policy and tendering policies and applicable Laws in a given province in the PRC, neither Lian nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then Tarsus and Lian will use reasonable efforts to discuss in good faith and agree to alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of Tarsus and Lian as agreed under this Agreement.

7. MANUFACTURING; TECHNOLOGY TRANSFER.

7.1 Generally. Tarsus (itself or through designees) will supply Licensed Products to Lian for Development and Commercialization purposes in the Field in the Territory, in each case, in accordance with separate written agreements, one for supply in Clinical Trials (“Clinical Supply Agreement”), and another for supply for Commercialization (the “Commercial Supply Agreement”), each to be negotiated in good faith between the Parties pursuant to Section 7.2. For clarity, Lian shall not (and has no right under the License to) manufacture the Licensed Product, except in accordance with Section 7.3.

7.2 Supply by Tarsus. The Parties shall negotiate in good faith to execute a Clinical Supply Agreement and a Commercial Supply Agreement (and, in each case, related quality agreements), pursuant to which Lian will source the Licensed Product from Tarsus and Tarsus will supply (or cause a CMO designated by Tarsus supply) to Lian Licensed Products for Lian’s exercise of the rights and licenses in accordance herewith including the conduct of Clinical Trials and Commercialize the Licensed Products in the Field and in the Territory. The Parties will commence negotiations for a Clinical Supply Agreement after Tarsus enters into all agreements with Elanco and other suppliers necessary for the supply of filled, finished and unlabeled Licensed Product to Tarsus. The Parties expect to execute such Clinical Supply Agreement within [***] days after Tarsus enters all of such necessary agreements but neither Party shall be deemed in breach of this Agreement for failing to do so. If, after negotiating in good faith, the Parties fail to execute such Clinical Supply Agreement prior to the expiration of such [***] day period and an Acquisition of Tarsus has occurred during the Term prior to the expiration of such [***] day period or, after such period, an Acquisition of Tarsus occurs prior to the execution of a Clinical Supply Agreement, then Lian may initiate a manufacturing technology transfer pursuant to Section 7.3.1 (a “Supply Agreement Negotiation Failure”). If, as a result of a Supply Agreement Negotiation Failure, Tarsus fails to supply, or cause to be supplied, Licensed Products to Lian for Development purposes and as a direct result of such failure to supply Lian is not able to achieve the Phase III Milestone by the applicable Completion Date, then such Completion Date will be extended by the number of days from the expiration of such [***] day period until such time as Tarsus is able to supply, or cause to be supplied, Licensed Products to Lian. The Clinical Supply Agreement shall include (i) payment by Lian to Tarsus of an amount equal to Tarsus’s fully burdened cost in supplying the Licensed Product for clinical use plus [***] thereof, (ii) supply of sufficient quantities of the Licensed Products to enable the conduct of Clinical Trials of the Licensed Product in the Field and in each Region of the Territory, as provided by the Development Plan; and (iii) other terms customary in the pharmaceutical industry to agreements of this nature. The Commercial Supply Agreement shall include: (A) payment by Lian to Tarsus of an amount equal to Tarsus’s (either directly or through its CMO) fully burdened cost in supplying the Licensed Product for commercial use plus [***] thereof, and (B) other terms customary in the pharmaceutical industry to agreements of this nature between collaboration partners. Notwithstanding the foregoing, Tarsus shall have no obligation to supply (or cause supply of) Licensed Products for commercial use if both: (1) such supply could conflict with Tarsus’s own Development or Commercialization requirements for Licensed Products in any Calendar Year; and (2) Tarsus provides Lian with at least [***] of the volume of Licensed Product that Tarsus procures for itself in such Calendar Year, and in such circumstance, Tarsus’s obligation to supply Licensed Product to Lian for such Calendar Year will be capped at such [***] of the total volume of Licensed Product procured by Tarsus in such Calendar Year.

7.3 Manufacturing by Lian; Technology Transfer.

7.3.1 After Tarsus receives Regulatory Approval from the FDA to market a Licensed Product in the Field, if (a) (i) a Supply Agreement Negotiation Failure occurs, (ii) Tarsus has Materially Failed to Supply Licensed Products, or (iii) Lian has provided firm written purchase orders, or has provided a forecast that would be reasonably anticipated to, reach or exceed the cap on supply of Licensed Products in a given Calendar Year set forth in sub-clauses (1) and (2) of Section 7.2), (b) Lian otherwise requests and Tarsus approves, not to be unreasonably withheld, or (c) Tarsus so requests, then in each case ((a) - (c)), Lian will have the right and the obligation to manufacture or have manufactured the Licensed Product (but not the Compound) for the Territory for the supply needs of Lian, its Affiliates, and its Sublicensees and distributors in the Field and in the Territory (the commencement of the manufacturing transfer process following the occurrence of either (a), (b), or (c), as applicable, the “Manufacturing Transfer Commencement”). Notwithstanding anything to the contrary, Tarsus will have no obligation to continue supplying Lian with Licensed Product after a reasonable transition period (not to exceed [***] months, the “Transition Period”) after Manufacturing Transfer Commencement.

7.3.2 During the Transition Period, at Lian’s request and sole cost and expense, Tarsus will provide (or cause its designee to provide) to Lian the Manufacturing Technology and transition services necessary to enable Lian (or a CMO designated by Lian) to Manufacture clinical and commercial supplies of the Licensed Product.

7.3.3 In each agreement with a CMO, Lian shall use reasonable efforts to obtain the following: (a) a right for Tarsus to inspect and audit the CMO directly for quality control/assurance; and (b) a right for Tarsus to observe the CMO during the manufacturing of the Licensed Product, in each of (a) and (b), at Tarsus’s cost and expense. At Tarsus’s request, Lian shall use reasonable efforts, at Tarsus’s cost and expense, to facilitate any inspection or audit of a CMO and permit Tarsus to observe the CMO during the manufacturing of the Licensed Product.

7.3.4 Lian acknowledges that Tarsus’s obligations in Sections 7.3.1 and 7.3.2 are conditioned on Lian providing certain documentation reasonably necessary to enable Tarsus to perform its obligations and Lian agrees to provide Tarsus with such documentation and otherwise reasonably cooperate with Tarsus in the performance of its obligations under this Section 7.3.

7.4 Interim Supply. Until Tarsus and Lian execute a Clinical Supply Agreement, as reasonably requested by Lian (and subject to Section 7.2), Tarsus shall place orders with its suppliers for the same Licensed Products for Development purposes on the same terms that Tarsus procures from such suppliers for its own account. Lian shall pay Tarsus an amount equal to the Fully Burdened Manufacturing Cost of such Licensed Products ordered for Lian plus an additional [***] thereof. After delivery, Tarsus shall invoice Lian for the Fully Burdened Manufacturing Costs of such Licensed Product plus [***] for the applicable order and Lian shall pay Tarsus within [***] days after receipt of such invoice. [***].

8. REGULATORY MATTERS.

8.1 Responsibility. Lian or its relevant Affiliates or Sublicensees shall be the exclusive holder and owner of all Regulatory Approvals in the Territory for Licensed Products in the Field during the Term, and shall have the sole and exclusive right to make all Regulatory Filings with respect to all of the foregoing; provided, however, that if applicable Laws or Regulatory Authorities in a Region in the Territory require any Regulatory Filings or Regulatory Approvals for Licensed Products in the Field to be filed in the name of and owned by Tarsus, then Tarsus will and hereby does designate Lian (or a Lian Affiliate, Sublicensee, or a regulatory services contractor agent of Lian that agrees, for Tarsus’s benefit, to be bound by all obligations of this Agreement to which Lian is bound with respect to obtaining and maintaining Regulatory Approvals, including, without limitation, all obligations of Lian pursuant to this Article 8 (a “Qualified Regulatory Agent”)) to be its sole authorized agent in such Region in the Territory for obtaining

Regulatory Approval with respect to the Licensed Products for the Field, and Lian will file such Regulatory Filings or Regulatory Approvals in Tarsus’s name in such Region. In such case, if applicable Laws or Regulatory Authorities in such Region in the Territory later permit Lian to file and own such Regulatory Filings or Regulatory Approvals in Lian’s name, then Tarsus will permit such Regulatory Filings and Regulatory Approvals to be filed in the name of and exclusively owned by Lian, and Tarsus will cooperate with Lian to assign and transfer such Regulatory Filings and Regulatory Approvals to Lian. Lian shall not assign or transfer any Regulatory Filings or Regulatory Approvals in the Territory to any Third Party without the prior written consent of Tarsus, except to a Sublicensee or in connection with a permitted assignment of this Agreement in its entirety pursuant to Section 17.10. Lian shall be liable for any Qualified Regulatory Agent’s breach of its obligations to Tarsus in connection with such Regulatory Approval activities.

8.2 Communication. To the extent permissible under applicable Law and practicable, Lian shall keep Tarsus informed of all significant matters arising from such Lian’s regulatory-related activities with respect to Licensed Products and shall notify Tarsus of any material correspondence that it receives from a Regulatory Authority regarding any Licensed Product or that it submits to any Regulatory Authority regarding any Licensed Product, and will provide to Tarsus a copy of such correspondence in Chinese or, to the extent available, a summary thereof in English, no later than [***] days after receipt of the correspondence to which it relates. Until such time as Lian obtains Regulatory Approval for a Licensed Product in the Field in the Territory, to the extent permissible under applicable Law and practicable, Lian shall provide Tarsus reasonable advance notice of any material meetings, conferences or calls with Regulatory Authority(ies) in the Territory concerning Licensed Products. Tarsus will have the right to request to be present at (but not to participate in, unless requested by Lian or the applicable Regulatory Authority) any such meetings, at Tarsus’s sole cost and expense, and Lian will consider any such request in good faith.

8.3 Right of Reference.

8.3.1 Lian hereby grants Tarsus a right of reference to all clinical data and information Controlled by Lian and contained or referenced in any submissions to Regulatory Authorities for the Compound and Licensed Products in the Territory to the extent necessary or reasonably useful for Tarsus to Develop, manufacture, or Commercialize any product containing the Compound outside of the Territory or Field. Lian shall provide the applicable Regulatory Authority(ies) a letter confirming this right of reference at any time within [***] days after Tarsus’s request and shall take such other actions and execute such other documents as Tarsus may reasonably request to further confirm and give effect to this right of reference.

8.3.2 Tarsus hereby grants Lian a right of reference to all clinical data and information Controlled by Tarsus and contained or referenced in any submissions to Regulatory Authorities for the Compound and Licensed Products outside the Territory to the extent necessary or reasonably useful for Lian to Develop, manufacture, or Commercialize Licensed Products in the Territory in the Field. Tarsus shall provide the applicable Regulatory Authority(ies) a letter confirming this right of reference at any time within [***] days after Lian’s request and shall take such other actions and execute such other documents as Lian may reasonably request to further confirm and give effect to this right of reference.

8.4 Drug Safety Information. Lian, as the owner of Regulatory Approvals for the Licensed Products in the Field throughout the Territory, shall be responsible for investigating Adverse Events and other required safety information associated with the use of the Licensed Product in the Field in the Territory and shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events in accordance with applicable Laws, provided that, if Tarsus is required by any

Regulatory Authority to file in its name and own any Regulatory Approval for a Licensed Product in the Field in a Region in the Territory, then in such Region Tarsus shall be responsible for investigating Adverse Events and other required safety information associated with the use of the Licensed Product in the applicable Region and shall, at Lian’s expense, be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events in accordance with applicable Laws. Lian shall comply fully with all applicable Adverse Event reporting recommendations and requirements in all Regions in the Territory where Lian intends to Commercialize the Licensed Product. Each Party agrees to exchange with the other Party such information as may be necessary for compliance with applicable Adverse Event reporting requirements and to ensure that such Party is completely informed regarding Adverse Events with respect to the Licensed Product. This includes single case reports, together with an appropriate medical evaluation, as well as aggregate data, such as Periodic Safety Update Reports (PSURs) required by authorities. Within [***] days after the Effective Date, the Parties shall enter into a pharmacovigilance agreement that defines the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with applicable Law pertaining to safety reporting for the Licensed Product.

9. UPFRONT PAYMENTS; MILESTONE PAYMENTS; ROYALTY PAYMENTS.

9.1 Upfront Payment. Lian shall pay Tarsus a non-refundable, non-creditable fee in the amount of fifteen million United States Dollars (USD $15,000,000) (the “Upfront Payment”) within [***] days after the Effective Date.

9.2 Second Payment. Lian shall pay Tarsus a non-refundable, non-creditable fee in the amount of ten million United States Dollars (USD $10,000,000) (the “Second Payment”) within [***] days after the Effective Date.

9.3 Warrant. Upon the Effective Date, Lian will issue a warrant (the “Warrant”) to Tarsus exercisable for such number of ordinary shares of Lian Ophthalmology as is equal to [***] of the then-fully diluted equity of Lian Ophthalmology at the time of issuance of the Warrant, at a price per share equal to the fair market value of such shares at the time of issuance. No later than [***] days following the Effective Date, Lian will provide for Tarsus’s review the then-current fair market valuation of Lian Ophthalmology, along with reasonable supporting documentation, and will consider in good faith any reasonable comments with respect thereto. The Warrant shall be exercisable upon the terms set forth therein.

9.4 Milestone Payments.

9.4.1 If a development or commercial milestone event specified below (each a “Development Milestone Event” or “Commercial Milestone Event”, as applicable) is achieved with respect to any Licensed Product (including achievement of any milestone event by any Lian Affiliate or any Sublicensee), then Tarsus or Lian, as applicable, shall promptly (and in any event within [***] days) notify the other Party in writing of such achievement. Within [***] days after such achievement (or, in the case of milestones achieved by Tarsus, within [***] days the date Tarsus notifies Lian), Lian shall pay to Tarsus the corresponding non-refundable, non-creditable development milestone payment (each a “Development Milestone Payment”) or commercial milestone payment (each a “Commercial Milestone Payment”), as applicable, specified in the respective table below:

Development Milestone Event for a Licensed Product	Development Milestone Payment
[***]	USD $	[***]
[***]	USD $	[***]
[***]	USD $	[***]
[***]	USD $	[***]
[***]	USD $	[***]
[***]	USD $	[***]
Total Development Milestone Payments USD $[***]

Commercial Milestone Event	Commercial Milestone Payment
(i) First achievement of greater than USD $[***] Aggregate Annual Net Sales	USD $	[***]
(ii) First achievement of greater than USD$[***] Aggregate Annual Net Sales	USD $	[***]
(iii) First achievement of greater than USD $[***] Aggregate Annual Net Sales	USD $	[***]
(iv) First achievement of greater than USD $[***] Aggregate Annual Net Sales	USD $	[***]
(v) First achievement of greater than USD$[***] Aggregate Annual Net Sales	USD $	[***]
(vi) First achievement of greater than USD $[***] Aggregate Annual Net Sales	USD $	[***]
Total Commercial Milestone Payments USD $[***]

9.4.2 Certain Milestone Rules.

(a) For clarity, Development Milestone Payments for each of Development Milestone Events (iv) - (vi) will be payable only once per Development Milestone Event, upon the achievement of such event by Lian, its Affiliates, or any Sublicensees.

(b) Each Development Milestone Payment shall be payable only on the first occurrence of the corresponding Development Milestone Event and the total amount of Development Milestone Payments shall not exceed USD $[***] .

(c) Each Commercial Milestone Payment shall be payable only on the first occurrence of the corresponding Commercial Milestone Event and the total amount of Commercial Milestone Payments shall not exceed USD $[***] .

(d) Each of Development Milestones Events (i) - (iii) shall be deemed achieved upon [***], if not achieved earlier.

(e) Development Milestone Event (iv) shall be deemed achieved upon the achievement of Development Milestone Event (v) or (vi) (whichever is first), if not achieved earlier.

(f) Lian shall pay Tarsus Commercial Milestone Payments corresponding to each Commercial Milestone Event first achieved in each Calendar Year, regardless of how many Commercial Milestone Events are achieved in such Calendar Year.

9.5 Consideration. Tarsus acknowledges that the Upfront Payment, Second Payment and payments for achievement of certain Development Milestone Events are made in consideration of the contributions and activities of Tarsus under this Agreement (including, the corresponding Development that Tarsus agrees to undertake in connection with the Licensed Products outside the Territory) in addition the rights granted by Tarsus to Lian hereunder.

9.6 Royalties.

9.6.1 Net Sales Royalties. In each Calendar Year, Lian shall pay Tarsus royalties equal to the percentage of Aggregate Annual Net Sales in such Calendar Year according to the table below. After each Calendar Quarter, royalty payments for such Calendar Quarter shall be payable based on Estimated Quarterly Net Sales (defined in Section 9.7) for such Calendar Quarter and then trued up in the subsequent Calendar Quarter, as further set forth in Section 9.7.

Aggregate Annual Net Sales	Royalty Rate
For that portion of Aggregate Annual Net Sales in such Calendar Year less than or equal to USD $[***]	[***]
For that portion of Aggregate Annual Net Sales in such Calendar Year greater than USD $ [***] and less than or equal to USD $[***]	[***]
For that portion of Aggregate Annual Net Sales in such Calendar Year greater than USD $[***]	[***]

9.6.2 Royalty Term. On a Licensed Product-by-Licensed Product and Region-by-Region basis, Lian’s obligation to pay royalties set forth in Section 9.6.1 with respect to sales of a Licensed Product in a Region will commence upon the date of First Commercial Sale of such Licensed Product in such Region by or under the authority of Lian, its Affiliates, or any Sublicensees, and expire upon the later to occur of (i) the expiration of the last-to-expire Valid Claim Covering such Licensed Product or use thereof that would be infringed by the sale of such Licensed Product in such Region, (ii) the expiry of Regulatory Exclusivity for such Licensed Product in such Region; and (iii) the [***] anniversary of the date of First Commercial Sale of such Licensed Product in such Region (the “Royalty Term” for such Licensed Product in such Region).

9.6.3 Royalty Reduction; Royalty Floor. On a Licensed Product-by-Licensed Product and Region-by-Region basis, Lian’s obligation to pay royalties set forth in Section 9.6.1 with respect to Net Sales of a Licensed Product in a Region will be subject to royalty reduction for (i) [***] of amounts paid by Lian as royalties on Net Sales in respect of any Third Party licenses to Patents (or Patents together with Know-How) that are necessary to manufacture or sell such Licensed Product in such Region, (ii) (A) lack of any, or expiration of all, Valid Claims of the Licensed Patents in such Region Covering the Compound or such Licensed Product or (B) [***], in either case of (A) or (B), royalty payments for such Licensed Product in such Region shall be reduced by [***], and further, with respect to (B) only, [***]. [***]. Notwithstanding the foregoing, no royalty payment for any Licensed Product in a Calendar Quarter in a Region shall be reduced below [***]. [***].

9.7 Net Sales Reports; Royalty Estimates and True-up. Within [***] days following the end of each Calendar Quarter, Lian shall submit to Tarsus a written statement reporting a good faith estimate of Aggregate Annual Net Sales attributable to such Calendar Quarter (“Estimated Quarterly Net Sales”) as broken down on a Licensed Product-by-Licensed Product and Region-by-Region basis, together with the amount of the total royalty payments due Tarsus in respect of such Net Sales [***] (“Net Sales Details”). Tarsus will issue an invoice within [***] days following its receipt of such Estimated Quarterly Net Sales. Lian shall pay royalties based on Estimated Quarterly Net Sales within [***] days after its receipt of such invoice. Lian shall provide Tarsus with the true Net Sales for such Calendar Quarter and related Net Sales Details at the time it provides the Estimated Quarterly Net Sales for the following Calendar Quarter and shall reconcile and true-up the payments of royalties for each Calendar Quarter at the time it makes payments on the Estimated Quarterly Net Sales for the next Calendar Quarter.

For example only: If the Estimated Quarterly Net Sales for the first Calendar Quarter of a Calendar Year (“Q1”) are $[***], then Lian would pay Tarsus a royalty payment of $[***] for Q1. If after the second Calendar Quarter of such Calendar Year (“Q2”), the true amount of Aggregate Annual Net Sales attributable to Q1 are $[***] and the Estimated Quarterly Net Sales attributable to Q2 are $[***], then Lian would pay Tarsus a royalty payment of $[***] after Q2 (i.e., [***] of the first $[***] of the estimate for Q2 plus [***] of the next $[***] of the estimate for Q2 plus [***] of the $[***] increase from the estimated Aggregate Annual Net Sales attributable to Q1 to the actual Aggregate Annual Net Sales attributable to Q1).

9.8 Payment Terms.

9.8.1 All sums due to Tarsus shall be payable in United States dollars by bank wire transfer in immediately available funds to such bank account(s) as Tarsus shall designate.

9.8.2 When Licensed Products are sold for monies other than United States dollars, the Net Sales of such Licensed Products will first be determined in the foreign currency of the Region in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be the applicable rate published by the Wall Street Journal on the last Business Day of the Calendar Quarter in which such royalties accrued.

9.8.3 Interest on any the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to [***] , or if lower, the maximum rate allowed by applicable Laws, assessed from the day payment was initially due. Each day that Lian fails to deliver information necessary to allow Tarsus to provide an invoice under this Agreement shall be deemed a day of late payment for the corresponding payment.

9.9 Tax Withholding.

9.9.1 Lian shall pay the Upfront Payment, Second Payment, and Development Milestone Payments (including, any pre-payment pursuant to Section 5.3) to Tarsus from a legal entity based in the United States in good standing and from a bank in the United States; provided that if Lian pays the Upfront Payment, Second Payment, and Development Milestone Payments from a legal entity based outside the United States and if any taxes, levies, duties, or other governmental assessments (“Taxes”) are paid or required to be withheld under any applicable Laws, then Lian shall pay to Tarsus an additional amount equal to the amount that is required to be paid or withheld to the relevant Government Authority such that Tarsus receives the full amount of the Upfront Payment, Second Payment, and Development Milestone Payments (i.e. all Upfront Payment, Second Payment, and Development Milestone Payments to Tarsus under this Agreement are net of any Taxes and withholding required).

9.9.2 Subject to Section 9.9.1, each Party shall be solely responsible for the payment of the Taxes imposed on its share of income arising from its activities or receipt of payments under this Agreement. Subject to Section 9.9.1, in the event any Tax based on income to Tarsus is required to be withheld and deducted from payments by Lian pursuant to this Agreement under applicable Laws, Lian will make such deduction and withholding and will pay the remainder to Tarsus, any amounts so withheld and deducted will be remitted by Lian on a timely basis to the appropriate Governmental Authority, and Lian will be deemed to have fulfilled all of its payment obligations to Tarsus with respect to such payments. Official receipts of payment of any withholding tax shall be secured and sent to Tarsus as evidence of such payment.

9.9.3 Tarsus and Lian agree to reasonably assist the other Party in claiming exemption from Tax deductions or withholdings under double taxation or similar agreements or treaties from time to time in force and in minimizing the amount required to be so withheld or deducted.

9.10 Financial Audits. Lian shall keep or cause to be kept books of account containing all information that may be necessary for the purpose of calculating amounts payable by Lian in connection with this Agreement for a period of [***] Calendar Years following the end of the Calendar Year during which such amounts were payable. Tarsus may appoint an independent public accountant (on a non-contingency basis and reasonably acceptable to Lian; any “Big 4” accountant shall be deemed acceptable to Lian), at Tarsus’s expense and subject to such accountant entering into a confidentiality agreement with Lian, to inspect such books of account in order to verify the calculation of any amounts payable to Tarsus hereunder. Such inspections shall be performed not more frequently than once in any [***] month period and upon reasonable prior notice, and shall be conducted during regular business hours in such a manner as to not unreasonably interfere with Lian’s normal business activities. Tarsus’s accountant may only share with Tarsus the report containing the summary results of its inspection, but not the books of account reviewed by the accountant during the audit, and such report shall constitute Lian’s Confidential Information. If any such inspection reveals that any payment (a) that should have been paid by Lian is greater than those that were actually paid by Lian, then Lian shall promptly pay the underpaid amount to Tarsus or (b) that was actually paid by Lian is greater than those that should have paid by Lian, then Lian shall credit the overpaid amount against future royalty payments to Tarsus. If the payments that should have been paid by Lian are at least [***] greater than those that were actually paid by Lian, then Lian shall also reimburse Tarsus for the reasonable out-of-pocket costs of such inspection.

10. CONFIDENTIAL INFORMATION.

10.1 Definition. “Confidential Information” means confidential or proprietary information, data or Know-How, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including the Licensed Know-How and other information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products. Confidential Information shall not include any such information that: (a) is already rightfully known to the Receiving Party or its Affiliates (other than under an obligation of confidentiality at least as stringent as required in this Agreement) at the time of disclosure (as evidenced by written records of the Receiving Party); (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; (c) is disclosed to the Receiving Party or its Affiliates without an obligation of confidentiality by a Third Party who had no separate nondisclosure obligation in respect of such information; or (d) is independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the use of or reference to the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party). The Parties agree that with respect to Licensed Know-How, Tarsus shall be deemed the Disclosing Party.

10.2 Confidentiality. The Receiving Party shall, during the Term and for a period of [***] years thereafter (except that with respect to any Confidential Information that could qualify as a trade secret, until such Confidential Information otherwise ceases to be deemed Confidential Information in accordance with any of clauses (a)-(d) of Section 10.1), keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement or disclose the same to any other Person other than to such of its Affiliates, its sublicensees, and its and their employees, agents and subcontractors who have a need to know such Confidential Information for the purposes of exercising the rights or performing the obligations of the Receiving Party under this Agreement. A Receiving Party shall advise any such Affiliate, employee, agent, and subcontractor who receives Confidential Information of such obligations, and the Receiving Party shall ensure (through enforcement of written agreements or otherwise) that all such Affiliates, employees, agents, and subcontractors comply with such obligations as if they had been a Party hereto. The Receiving Party will be liable for breach of confidentiality by any of its Affiliates and its and their employees, agents, or subcontractors.

10.3 Permitted Disclosure and Use. The Receiving Party shall have the right to disclose Confidential Information if, (a) in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by any applicable Laws (including, but not limited to, the rules of any stock exchange), provided that, to the extent practicable, the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party and the Receiving Party seeks confidential treatment of such Confidential Information to the maximum extent permitted by the relevant Governmental Authority; or (b) a court, tribunal, administrative agency or other Governmental Authority orders such disclosure, provided that the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party will cooperate reasonably with any such efforts by the Disclosing Party. In addition to the exceptions contained in Section 10.2, each Party may use such Confidential Information and disclose Confidential Information of the other Party to Third Parties under appropriate terms and conditions (including confidentiality provisions substantially similar to these in this Agreement) to the extent (and solely to the extent) that such use and disclosure is reasonably necessary in the following instances: [***]. The disclosing Party shall be responsible for any breaches of confidentiality by such Third Parties to whom it has disclosed the other Party’s Confidential Information. The Parties shall also be permitted to make disclosures consistent with, and pursuant to, Sections 17.1 and 17.4.

10.4 [***].

10.5 Remedies. Money damages may not be an adequate remedy if this Article 10 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief in any court of competent jurisdiction against such breach or threatened breach without the necessity of posting any bond or surety.

11. NON-AMENDMENT OF ELANCO AGREEMENT. Tarsus shall not modify or amend the Elanco Agreement in any way that would materially and adversely affect Lian’s rights under this Agreement. Tarsus shall not prematurely terminate the Elanco Agreement. Tarsus shall promptly notify Lian of any material breach by Tarsus of which Elanco notifies Tarsus or any material breach by Elanco of the Elanco Agreement, and in the event of a breach by Tarsus and failure by Tarsus to cure such breach in a timely manner, will permit Lian to cure such breach on Tarsus’s behalf upon Lian’s reasonable written request.

12. REPRESENTATIONS AND WARRANTIES.

12.1 Mutual Representations and Warranties. Tarsus and Lian each represents and warrants to the other as of the Effective Date:

12.1.1 Such Party: (a) is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; and (b) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted;

12.1.2 The execution, delivery and performance of this Agreement by such Party: (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the organizational documents of such Party; (d) will not, to the Party’s knowledge, violate any Laws or any order or decree of any court or Governmental Authority; and (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party is a party, or by which such Party is bound;

12.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

12.1.4 No governmental authorization, consent, approval (except Regulatory Approvals), license, registration, filing or exemption therefrom with any court or other Governmental Authority is or will be necessary for, or in connection with, the performance of the transaction contemplated by this Agreement or any other agreement or instrument executed in connection therewith;

12.1.5 Neither such Party nor, to either Party’s knowledge, any of its employees has been debarred by the FDA (or similar action by any other Regulatory Authority), or subject to an FDA debarment investigation or proceeding (or similar investigation or proceeding by any other Regulatory Authority) for any reason.

12.2 Tarsus Representations and Warranties. Tarsus represents and warrants to Lian as of the Effective Date:

12.2.1 Tarsus is the sole and exclusive owner of the entire right, title and interest in and to the Licensed Patents (excluding the Elanco Patents, which Tarsus Controls).

12.2.2 Tarsus has not previously entered into any agreement with respect to, or otherwise assigned, licensed, transferred, conveyed, or otherwise encumbered its rights, title, and interest in or to the Licensed IP in the Field in the Territory in any manner that would conflict with the License granted to Lian herein.

12.2.3 Schedule 1.71 sets forth a complete and accurate list of all Patents existing as of the Effective Date that are owned, Controlled, or held for use by Tarsus relating to the Compound or Licensed Product in the Territory that, as of the Effective Date, (a) Cover any Licensed Know-How, or (b) are otherwise necessary for Lian to make, use, sell, offer to sell, or import any Licensed Product in the Field and in the Territory, excluding all Patents that both: (i) Cover any active therapeutic ingredient (or product containing such active therapeutic ingredient) other than the Compound or any use thereof; and (ii) do not Cover the Compound or any use thereof.

12.2.4 (a) the inventorship of the Licensed Patents in the Territory that are not Elanco Patents is properly identified on each issued patent or patent application in such Licensed Patents; (b) to Tarsus’s knowledge, the inventorship of all Elanco Patents in the Territory is properly identified on each issued patent or patent application in such Licensed Patents; and (c) all fees required to be paid by Tarsus in any jurisdiction in the Territory in order to maintain the Licensed Patents have been timely paid.

12.2.5 Except for office actions or other communications from the USPTO or similar patent offices in foreign jurisdictions (and with respect to the USPTO, only to the extent disclosed in writing to Lian (including in a data room) prior to the Effective Date), Tarsus has not been notified of any action, lawsuit, claim or arbitration proceeding contesting the validity, ownership or enforceability of the Licensed Patents, and no such action, lawsuit, claim, or arbitration proceeding has been brought or threatened in writing, or, to Tarsus’s knowledge otherwise threatened.

12.2.6 There is no pending litigation, or litigation that has been threatened in a writing received by Tarsus, that alleges, or any written communication received by Tarsus alleging, that Tarsus’s practice of the Licensed IP prior to the Effective Date has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any Third Party.

12.2.7 To Tarsus’s knowledge, the practice by Lian under the Licensed IP or the exploitation by Lian (or its Affiliates or any Sublicensees) of any Licensed Product, in each case, as contemplated under this Agreement in the Field and in the Territory, will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party.

12.2.8 Tarsus has taken reasonable efforts consistent with industry practices to protect the secrecy and confidentiality of all Licensed Know How that both: (a) constitutes trade secrets of Tarsus under applicable Law; and (b) Tarsus intends to maintain as confidential. To its knowledge, such Licensed Know How existing at the Effective Date has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.

12.2.9 Tarsus and its Affiliates have conducted all Development of Compounds and Licensed Products in accordance with all applicable Law in all material respects.

12.2.10 Tarsus has furnished or made available to Lian or its agents or representatives (a) all material (as determined by Tarsus in its reasonable discretion) safety and efficacy data existing as of the Effective Date in Tarsus’s Control, and (b) all material (as determined by Tarsus in its reasonable discretion) Regulatory Filings and other material correspondence with Regulatory Authorities in Tarsus’s control, in each case ((a) and (b)), concerning the Licensed Product (in each case in the form being Developed by Tarsus or any of its Affiliates as of the Effective Date) for use in the Field.

12.2.11 To Tarsus’s knowledge, there is no material information, including regarding any safety, efficacy, or regulatory issues, within Tarsus’s Control that has not been disclosed to Lian and that would materially adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Filing for the Licensed Product in the Field and in the Territory.

12.3 Mutual Covenants. Each Party hereby covenants and agrees that:

12.3.1 it will not utilize in connection with the Development or Commercialization of the Compound or Licensed Product any person or entities that are debarred by the FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335) or any similar legislation in the Territory; and

12.3.2 if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming an entity or individual debarred by the FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335) or any similar legislation in the Territory, or an excluded entity or individual or a convicted entity or individual with respect to such legislation, such Party will promptly notify the other Party.

12.3.3 to the extent permissible under applicable Law, (a) all employees, agents, advisors, consultants, contractors or other representatives of each Party or its Affiliates performing activities under this Agreement are and will be under an obligation to assign all rights, title, and interests in and to their Inventions, whether or not patentable, and Intellectual Property Rights therein, to such Party or its Affiliate as the sole owner thereof; (b) a Party will have no obligation to contribute to any remuneration of any inventor employed or previously employed by the other Party or any of its Affiliates in respect of any such Inventions and other Know-How and Intellectual Property Rights therein that are so assigned to a Party or its Affiliate(s); and (c) the Party employing such inventor will pay all such remuneration due for such Inventions and other Know-How and Intellectual Property Rights therein.

12.4 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 12, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

12.5 LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES RESULTING FROM BREACHES OF ARTICLE 3, ARTICLE 10, SECTION 2.5, SECTION 2.6 [***], OR THE PRACTICE OF THE LICENSED IP BY OR ON BEHALF OF LIAN OR ITS AFFILIATES OUTSIDE OF THE SCOPE OF THE LICENSES GRANTED UNDER THIS AGREEMENT, AND WITHOUT LIMITING EITHER PARTY’S OBLIGATIONS IN RESPECT OF INDEMNIFIABLE THIRD PARTY CLAIMS UNDER ARTICLE 13, IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13. INDEMNIFICATION.

13.1 Indemnification by Lian. Subject to Section 13.3, Lian shall indemnify and defend Tarsus and its Affiliates and each of their officers, directors, employees, successors and assigns from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Loss” or “Losses”) resulting from any Claims of Third Parties to the extent arising out of (a) Lian’s gross negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (b) breach by Lian of any of its representations or warranties under this Agreement or any obligation, covenant, or agreement in this Agreement, or (c) solely relating to activities directed to the Development or Commercialization of the Compound or Licensed Products within the Territory by Lian, Lian Affiliates, Sublicensees, agents or subcontractors (including any use, handling, storage, marketing, sale, distribution or other disposition of the Compound or Licensed Products by such persons in performance of such Development or Commercialization), except to the extent any such Losses are Losses for which Tarsus is obligated to indemnify Lian pursuant to Section 13.2.

13.2 Indemnification by Tarsus. Subject to Section 13.3, Tarsus shall indemnify and defend Lian and its Affiliates and each of their officers, directors, employees, successors and assigns from and against any and all Losses resulting from all Claims of Third Parties to the extent arising out of (a) [***].

13.3 Procedure for Indemnification.

13.3.1 Notice. Each Party (the “Indemnified Party”) will notify promptly the other Party (the “Indemnifying Party”) in writing if it becomes aware of a Claim (actual or potential) by any Third Party or any proceeding (including, but not limited to, any investigation by a Governmental Authority) for which indemnification may be sought and will give such related information as the Indemnifying Party shall reasonably request; provided, however, that failure by an Indemnified Party to give notice of a Claim as provided in this Section 13.3.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

13.3.2 Defense of Claim. The Indemnifying Party shall have sole control over the defense and settlement of any such Claims and shall be responsible for satisfying and discharging any award made to or settlement reached with the Third Party pursuant to the terms of this Agreement. The Indemnifying Party shall use counsel reasonably acceptable to the Indemnified Party and shall be responsible for the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel at its own expense. If the Indemnifying Party fails to assume control over the defense of any such Claims, then the Indemnified Party may control such defense using counsel of its choosing, and the Indemnifying Party will be responsible or the reasonable fees and expenses of such counsel related to such proceeding. The Party controlling the defense of any Claim will keep the other Party advised of the status and material developments of such Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Claim, with all out-of-pocket costs of such cooperation to be borne by the Indemnifying Party.

13.3.3 Settlement. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any such Third Party Claim, unless such settlement includes an unconditional release of the Indemnified Party from all liability on such Claims or that imposes any liability or obligation on the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof unless such settlement or judgment includes a full and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party, or that adversely affects the rights of the Indemnified Party.

14. PROSECUTION; LITIGATION.

14.1 Prosecution and Maintenance of Patents.

14.1.1 Tarsus shall have the first right (but not the obligation) to Prosecute the Licensed Patents at its own expense. Tarsus shall keep Lian reasonably updated with regard to the Prosecution of the Licensed Patents in the Territory and shall provide Lian with copies of all applications, filings, and official correspondence (including, applications, office actions and responses) relating thereto. Tarsus will provide Lian a reasonable opportunity to provide comments on drafts of all material filings and correspondence related to Prosecution of the Licensed Patents in the Territory (which comments Tarsus shall consider in good faith but may accept or reject in its sole discretion). Notwithstanding the foregoing, with respect to any Licensed Patent that is licensed to Tarsus from a Third Party, the foregoing review and comment rights will only apply to the extent that Tarsus has such rights.

14.1.2 Tarsus may abandon the Prosecution of any Licensed Patents in its sole discretion. Tarsus will provide Lian at least [***] days’ notice of its intention to abandon such Prosecution and provide Lian with reasonable opportunity, but not the obligation, to assume responsibility for the Prosecution of such Licensed Patents as set forth below. In the event that Tarsus abandons the Prosecution of Licensed Patents in the Territory at any time during the Term, Lian may assume the Prosecution responsibility therefor in the name of Tarsus, and the costs associated with such prosecution shall be paid by Lian at its sole discretion. No such action by Lian will change the ownership or license provisions with respect to the applicable Licensed Patent unless agreed by the Parties in writing. Tarsus will execute all documents that Lian may reasonably request for such purposes. Lian shall have no further obligations to Tarsus with respect to any such Licensed Patents and such Licensed Patent shall be deemed expired for all purposes of Section 9.6.3. Notwithstanding the foregoing, with respect to any Licensed Patent that is licensed to Tarsus from a Third Party, the foregoing will only apply to the extent that Tarsus has such rights.

14.2 Enforcement and Defense.

14.2.1 Notice of Infringement. Each Party shall promptly notify the other in writing (a) of any actual or suspected infringement or misappropriation by a Third Party of any Licensed IP in the Territory (including unauthorized importation into the Territory for sale in the Territory), of which it becomes aware, or (b) upon receiving notification that a Licensed Patent is subject to a declaratory judgment action, opposition, nullity action, interference, ex parte and inter partes reexaminations, ex parte and inter partes review, post-grant review, derivation proceeding, or similar action alleging non-infringement, invalidity or unenforceability in the Territory, which notification shall specify in reasonable detail the nature of such actual or suspected infringement or judicial action.

14.2.2 Right to Enforce. As between the Parties (and, with respect to the Elanco Patents, subject to Elanco’s approval), Lian shall have the first right, using counsel of its choice, to enforce the applicable Licensed Patent(s) in the Territory with respect to infringement in the Field (a “Third Party Infringement Action”), at its expense, and Tarsus shall reasonably cooperate, in good faith, with Lian in such Action, at Lian’s expense. Lian shall provide Tarsus with an opportunity to make suggestions and comments regarding such enforcement, and Lian shall consider all such suggestions and comments in good faith. Lian shall keep Tarsus reasonably informed of the status and progress of the litigation. Without limiting the foregoing, if Lian is authorized hereunder to initiate an Action against a Third Party under this Section 14.2.2, but Lian is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then at Lian’s request, Tarsus shall join in as party-plaintiff or commence such Action in its own name and, in either event, cooperate with Lian, at Lian’s expense. If Lian does not elect to enforce the Licensed Patents against a Third Party Infringement Action within [***] days after one Party informs the other of such Third Party Infringement Action, then Tarsus may enforce the Licensed Patents against such Third Party.

14.2.3 Defense. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Lian or Tarsus or any of their respective Affiliates or Sublicensees with respect to the Development, manufacture or Commercialization of any Licensed Product in the Field in the Territory (any such Action, an “Infringement Claim”). Lian will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Field in the Territory with respect to Lian’s activities, at Lian’s sole cost and expense, and Tarsus will have the right, at its own expense, to be represented in any such Infringement Claim in the Field in the Territory by counsel of its own choice. Tarsus will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to Tarsus’s activities, including any such Infringement Claim outside of the Field or outside of the Territory. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 14.2.3 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

14.2.4 Distribution of Recoveries. Any damages obtained (whether in judgment or settlement) in a Third Party Infringement Action to the extent attributable to infringement of Licensed Patents in the Field in the Territory shall be distributed as follows: (a) first, each Party and Elanco shall be reimbursed for its reasonable out-of-pocket costs (if any) paid in connection with the proceeding, and Tarsus shall be reimbursed for such amounts as necessary to reimburse Elanco in connection with the proceeding as required under the Elanco Agreement; (b) second, Lian shall retain [***] of such amounts if it was the Party to enforce such Third Party Infringement Action, provided that such recoveries shall be [***]; and (c) finally, if Tarsus was the Party to enforce such Third Party Infringement Action, then Tarsus shall retain [***] of the remaining amount and pay the remaining [***] to Lian.

14.2.5 Settlement. In no case may Lian enter into any settlement or consent judgment or other voluntary final disposition with respect to any infringement Action referenced in this Section 14.2 that: (a) extends, or purports to exercise, Lian’s rights under the Licensed IP beyond the rights granted pursuant to this Agreement; (b) makes any admission regarding wrongdoing by Tarsus or the invalidity, unenforceability or absence of infringement of any Licensed Patents; (c) subjects Tarsus to an injunction or other equitable relief; or (d) obligates Tarsus to make a monetary payment; in all cases without the prior written consent of Tarsus, which consent will not be unreasonably withheld or delayed. Similarly, in no case may Tarsus enter into any settlement or consent judgment or other voluntary final disposition with respect to any infringement Action referenced in this Section 14.2 that: (i) limits Lian’s rights or interests under the Licensed IP under this Agreement; (ii) makes any admission regarding wrongdoing by Lian; (iii) subjects Lian to an injunction or other equitable relief; or (iv) obligates Lian to make a monetary payment; in all cases without the prior written consent of Lian, which consent shall not be unreasonably withheld or delayed.

14.2.6 In-Licensed Patents. With respect to any Licensed Patent that is licensed to Tarsus from a Third Party, to the extent Tarsus has the right to do so, Tarsus will cooperate with Lian to enforce, such Licensed Patents in the Field and in the Territory in the same manner as set forth in this Section 14.2. As between Tarsus and Lian, any recoveries from enforcement of such Licensed Patents owned by a Third Party shall be shared in accordance with Section 14.2.4, after deducting from such recoveries any amounts owed to the Third Party licensor for such enforcement.

15. ANTI-CORRUPTION.

15.1 In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees, licensees, sublicensees, and contractors (collectively with respect to Lian, “Lian Personnel”) to comply with all applicable Laws.

15.2 Lian and Lian Personnel shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, Lian (and Lian represents and warrants that as of the Effective Date, Lian and Lian Personnel have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and Lian covenants that Lian and Lian Personnel shall not, directly or indirectly, engage in any of the foregoing).

15.3 Lian and Lian Personnel, in connection with the performance of its obligations under this Agreement, shall not violate or cause the violation of the Anti-Corruption Laws, Export Control Laws, or any other applicable Laws, or otherwise cause any reputational harm to Tarsus.

15.4 Lian shall promptly notify Tarsus if it has any knowledge of or reasonably believes that there may be a violation of the Anti-Corruption Laws, Export Control Laws, or any other applicable Laws in connection with the performance of this Agreement or the Development or Commercialization of any Licensed Product.

15.5 In the event that Lian has violated or been suspected of violating any of the representations, warranties, or covenants in this Article 15, Lian will cause Lian Personnel or others working under its direction or control to submit to periodic training that it will provide on Anti-Corruption Law compliance or other relevant compliance.

15.6 Lian will, at Tarsus’s request (not more than once per Calendar Year), provide reasonable documentation evidencing its compliance, in connection with the performance of its obligations under this Agreement, with the representations, warranties, or covenants in Article 15.

16. TERM AND TERMINATION.

16.1 Term. This Agreement shall commence on the Effective Date and shall expire upon the expiration of the Royalty Term in the Territory for all Licensed Products, unless earlier terminated as provided in this Article 16 (the “Term”).

16.2 Termination of this Agreement by Lian for Convenience. Lian may terminate this Agreement for any reason upon [***] days’ prior notice to Tarsus.

16.3 Termination for Breach.

16.3.1 Either Party may terminate this Agreement upon notice to the other Party for any material breach of this Agreement by the other Party, if such material breach is not cured within [***] days (or [***] days for payment breaches) after the breaching Party receives notice of such breach from the non-breaching Party, or, if such breach can be cured but cannot be cured within [***] days and if the breaching Party prepares and uses reasonable efforts to follow a cure plan, up to [***] days. The written notice describing the alleged material breach will provide sufficient detail to put the breaching Party on notice of such material breach. [***].

16.3.2 [***] may terminate this Agreement immediately upon notice to Lian if [***] and fails to cure such breach within [***] days. For clarity, such termination is not subject to any tolling or opportunity to cure following such then [***] day period. Additionally, Section 17.6 shall not apply with respect to any breach of Section 9.1.

16.4 Termination for Patent Challenge. Tarsus shall have the right to terminate this Agreement in its entirety, immediately upon the issuance of notice to Lian, if at any time Lian or any of its Affiliates or any Sublicensee challenges, or causes to be challenged, in any way, the validity, enforceability or scope of the Licensed Patents in any court or before any Governmental Authority with authority to determine the validity, enforceability or scope of such Licensed Patents (a “Patent Challenge”), or cause or request, without the prior written approval of Tarsus, a review by any such court or Governmental Authority of the same. For clarity, a Patent Challenge includes Lian or any of its Affiliates or any Sublicensee, directly or indirectly: (i) initiating or requesting an interference or opposition proceeding with respect to any Licensed Patents; (ii) making, filing or maintaining any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Licensed Patents; or (iii) opposing any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patents. Notwithstanding any provision to the contrary in this Agreement, Tarsus’s right to terminate this Agreement under this Section 16.4 will not apply to any Patent Challenge that (a) (i) is a Patent Challenge of Licensed Patent(s) held in the Territory (and not any other Licensed Patent(s)) first made by Lian or any of its Affiliates or any Sublicensee in defense of a claim of patent infringement brought by Tarsus under the applicable Licensed Patents held in the Territory, or (ii) is brought by any Sublicensee if Lian terminates such Sublicensee’s sublicense to all Licensed IP within [***] days after Tarsus’s notice to Lian under this Section 16.4; and (b) is not a Patent Challenge of any Elanco Patent.

16.5 Termination for Bankruptcy. Either Party hereto shall have the right to terminate this Agreement, to the extent permitted by applicable Laws, forthwith upon notice to the other Party (a) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (b) if a voluntary or involuntary petition of bankruptcy, reorganization, liquidation, or receivership is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed or stayed within [***] days after filing or (c) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors.

16.6 Rights in Bankruptcy.

16.6.1 All rights and licenses now or hereafter granted by either Party to the other Party under or pursuant to this Agreement are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by either Party, such Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Each Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all Intellectual Property Rights licensed by such Party under this Agreement. Each Party acknowledges and agrees that “embodiments” of Intellectual Property Rights within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Licensed Know-How, Licensed Patents, and all information related to the Licensed Know-How or Licensed Patents. If (A) a case under the U.S. Bankruptcy Code is commenced by or against either Party, (B) this Agreement is rejected as provided in the U.S. Bankruptcy Code and (C) the other Party elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, the Party subject to such case (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a) provide the non-subject Party with all such Intellectual Property Rights (including all embodiments thereof) held by the subject Party and such successors and assigns, or otherwise available to them, immediately upon the non-subject Party’s written request. Whenever the subject Party or any of its successors or assigns provides to the non-subject Party any of the Intellectual Property Rights licensed hereunder (or any embodiment thereof) pursuant to this Section 16.6, the non-subject Party will have the right to perform the subject Party’s obligations hereunder with respect to such Intellectual Property Rights, but neither such provision nor such performance by the non-subject Party will release the subject Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(b) not interfere with the non-subject Party’s rights under this Agreement, or any agreement supplemental hereto, to such Intellectual Property Rights (including such embodiments), including any right to obtain such Intellectual Property Rights (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

16.6.2 All rights, powers and remedies of the non-subject Party provided in this Section 16.6 are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to the subject Party. The Parties intend the following rights to extend to the maximum extent permitted by applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):

(a) the right of access to any Intellectual Property Rights (and all embodiments thereof) of the subject Party or any Third Party that is licensed or sublicensed to the non-subject Party under this Agreement; and

(b) the right to contract directly with any Third Party to complete the contracted work.

16.7 Effects of Termination.

16.7.1 Upon expiration of the Royalty Term of each Licensed Product in each Region, the License will become non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, fully sublicenseable, and transferable in the Field and in the Territory for such Licensed Product in such Region.

16.7.2 Upon the early termination of this Agreement: (a) all rights and licenses granted to Lian herein shall terminate and revert to Tarsus; (b) at Tarsus’s request, Lian shall either promptly transition to Tarsus any on-going Clinical Trials with respect to the applicable Licensed Product or wind down such Clinical Trials; (c) Lian shall promptly provide Tarsus with all data and results in its possession relating to Licensed Products; (d) Lian will promptly assign or transfer, or cause to be assigned and transferred to Tarsus (or if not so assignable, Lian shall take all reasonable actions to make available to Tarsus the benefits of), all Regulatory Filings, Manufacturing Technology, Know-How, Regulatory Approvals, and trademarks (including all trademark applications and registration and associated goodwill) to the extent solely related to the Licensed Products (collectively, “Product Materials”); and (e) all rights granted by Lian to Tarsus under this Agreement will survive. Lian will perform the foregoing activities ((b) through (d)) at its sole cost and expense, provided that, if this Agreement is terminated by Lian pursuant to Section 16.3 or Section 16.5, then Tarsus will reimburse Lian’s reasonable costs and expenses for such activities. Lian shall, at Tarsus’s expense, provide to Tarsus the necessary information to permit Tarsus to effect and perfect the transfer of all the Product Materials, and shall reasonably cooperate with Tarsus in executing appropriate documents to effectuate the transfer or assignment for the relevant Product Materials (including the Regulatory Approvals and trademarks) that are in the name of Lian or any of its Affiliates. Lian will have the right, for a period of [***] days following termination of this Agreement, to sell or otherwise dispose of any Licensed Products on hand or in the process of being manufactured at the time of such termination.

16.7.3 Except as otherwise provided herein, upon termination of this Agreement, all remaining records, documents, materials, or other media in each Receiving Party’s possession or control containing the Disclosing Party’s Confidential Information and to which such Receiving Party does not retain rights hereunder, shall promptly be returned or destroyed at the request of the Disclosing Party. Notwithstanding the foregoing, copies of such records may be retained by legal counsel for such Receiving Party solely for archival purposes. For clarity, Tarsus has no obligation to return or destroy records, documents, materials, or other media relating to any Licensed Products.

16.8 Survival. The termination or expiration of this Agreement shall not relieve the Parties of any liability accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Articles 1, 10, 13, and 17 and Sections 2.7, 5.6.2 (with respect to Lian’s obligations for the period set forth therein), 8.2, 8.3.1, 9.10, 12.4, 12.5, 16.6, 16.7, and 16.8 shall survive any termination or expiration of this Agreement.

17. MISCELLANEOUS.

17.1 LianBio Guarantee. LianBio hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment and performance of all obligations of Lian under this Agreement (the “Lian Obligations”). LianBio agrees that the Lian Obligations may be extended, modified, or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, or renewal of any Lian Obligation. The obligations of LianBio under this Section 17.1 will not be affected by the failure of Tarsus to assert any claim or demand or to enforce any right or remedy against Lian under the provisions of this Agreement or otherwise. LianBio further agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection. However, prior to seeking satisfaction of any Lian Obligation by LianBio, Tarsus will first direct any requests with respect to the satisfactions of any outstanding or overdue Lian Obligations to Lian.

17.2 Affiliates. Each Party may discharge any obligations and, to the extent applicable, subject to the provisions concerning sublicenses, exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates, provided that each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

17.3 Publications. Lian will notify Tarsus of any planned abstracts, oral presentations and manuscripts relating to the publication of clinical data and other scientific data generated in the course of Development of the relevant Licensed Product by Lian. Lian shall provide a draft of the planned submission or presentation at least [***] days prior to publication or presentation (as the case may be) and will incorporate in good faith all comments of Tarsus to prevent the disclosure of any Confidential Information of Tarsus contained therein, and will allow for the filing of patent applications as necessary to preserve proprietary rights in the information in the material being submitted for publication or presentation. The review period may be extended for an additional [***] days if Tarsus can demonstrate a reasonable need for such extension for purposes of the preparation and filing of patent applications. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any such publications or presentations.

17.4 Public Announcements. Lian and Tarsus have agreed on language of a joint press release announcing this Agreement, which, unless otherwise agreed by the Parties, will be issued by the Parties promptly after the Effective Date substantially in the form attached hereto as Schedule 17.4. Except as may be expressly permitted under this Section 17.4 or mandated by applicable Laws or the rules of any stock exchange, neither Party will make any public announcement of any information regarding this Agreement without the prior written consent of the other Party. Once any statement is approved for disclosure by the Parties, either Party may make a subsequent public disclosure containing the same information disclosed in such prior public announcement without further approval of the other Party.

17.5 Relationship of the Parties. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

17.6 Force Majeure. The occurrence of an event that materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, and which could not with the exercise of Commercially Reasonable Efforts have been avoided (“Force Majeure Event”), including, but not limited to, war, rebellion, earthquake, fire, accident, strike, riot, civil commotion, act of God, epidemic, pandemic, quarantine, inability to obtain raw materials, delay or errors by shipping companies or change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance (other than performance of payment obligations) during the Force Majeure Event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. The Party subject to a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall without delay recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided that such Party complies in all material respects with its obligations under this Section 17.6.

17.7 Dispute Resolution. Subject to the dispute escalation and decision-making provisions of Article 4, in the event of any dispute, controversy or claim hereunder arising out of or relating to this Agreement either Party may, on [***] days notice to the other Party, initiate binding arbitration in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The Parties shall select a mutually acceptable arbitrator within [***] days of the request of the Party invoking this dispute resolution procedure. If the Parties are unable to agree upon an arbitrator, then the ICC shall select a qualified, independent arbitrator. Such arbitration will be held in New York City, New York and conducted in the English language. The decision of the arbitrator will be final and binding on the Parties. The prevailing Party may enforce any arbitration decision or award, and either Party may seek injunctive, equitable or similar relief (without the requirement of arbitration), in any court having competent jurisdiction.

17.8 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York without regard to the conflict of laws principles thereof. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

17.9 Attorneys’ Fees and Related Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its attorneys’ fees and any and all associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

17.10 Assignment. This Agreement may not be assigned by either Party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that, without prior written consent, either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate, or to a successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

17.11 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and will be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Tarsus:	Lian:
Tarsus Pharmaceuticals, Inc. 15440 Laguna Canyon Rd. Suite 160 Irvine, CA 92618 Attn: Bobak Azamian, MD, PhD, Chief Executive Officer	Lian Ophthalmology c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Brianne Jahn

With a copy to:	With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin and Hachigian LLP 3570 Carmel Mountain Rd, Suite 200 San Diego, CA 92130 Attn: Brendan C. McCarthy Email: [***]	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu and David R. Chen Fax: 86-21-6157-5299 Email: [***] and [***]

or to such other address as the addressee shall have last furnished in writing in accord with this provision. All notices shall be deemed effective upon receipt by the addressee.

17.12 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

17.13 Interpretation. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “shall” will be construed to have the same meaning and effect as the word “will”.

17.14 Waiver. No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

17.15 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

17.16 Modification. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of Tarsus and Lian.

17.17 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto.

17.18 Ambiguities. This Agreement shall be deemed to have been drafted jointly by both Parties; and ambiguities, if any, shall not be construed against either Party, irrespective of which Party may have actually drafted the ambiguous provision.

17.19 Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Tarsus and Lian, by their duly authorized officers, have executed this Agreement as of the Effective Date.

TARSUS PHARMACEUTICALS, INC.		LIANBIO OPHTHALMOLOGY LIMITED

By:	/s/ Bobak Azamian	By:	/s/ Konstantin Poukalov
Name:	Bobak Azamian	Name:	Konstantin Poukalov
Title:	CEO	Title:	Director

LIANBIO
(solely for the purposes of Section 17.1)

		By:	/s/ Konstantin Poukalov
		Name:	Konstantin Poukalov
		Title:	Director

EXHIBIT A

INITIAL DEVELOPMENT PLAN

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EXHIBIT B

TARSUS DEVELOPMENT PLAN

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SCHEDULE 1.10

APPLICABLE ELANCO ROYALTY RATE PROVISIONS

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SCHEDULE 1.71

CERTAIN PATENTS

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SCHEDULE 2.6

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SCHEDULE 17.4

PRESS RELEASE

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